Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Announces Key Senior Leadership Changes:
Appointment of Thomas A. Burke and Bradley C. Richardson to Expanded Leadership Roles
David B. Rayburn to Retire

RACINE, WI, March 20, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced that its President and Chief Executive Officer, David B. Rayburn, will be retiring from the company and its Board of Directors, effective March 31, 2008.  The company has named Thomas A. Burke, its Chief Operating Officer, to succeed Mr. Rayburn and Bradley C. Richardson, its Chief Financial Officer, to a newly promoted position.  Effective April 1, 2008, Mr. Burke will assume the role of President and Chief Executive Officer and Mr. Richardson will assume the newly created position of Executive Vice President – Corporate Strategy and Chief Financial Officer.  Both Mr. Burke and Mr. Richardson will be appointed to the company’s Board of Directors concurrent with the assumption of their respective new positions, which will increase the Board to ten members.  Also effective April 1, 2008, Gary L. Neale, currently Lead Director and Chair of the Officer Nomination and Compensation Committee of Modine’s Board of Directors, has been named Non-Executive Chairman of the company.

“I have been very fortunate to be part of such an outstanding company for over 17 years,” Mr. Rayburn said.  “For me, it’s all about the people.  The values, integrity, and commitment of the people at Modine are unmatched.  Our technology is leading edge and recognized worldwide.  We have exciting new developments in the pipeline.  We are responding to the rapidly changing global economy with fundamental changes to our business model, and our strategies are working.  I have the utmost confidence in Modine’s long term future.”

Commenting on the leadership succession, Mr. Neale said, “On behalf of the Board of Directors and 8,500 Modine employees worldwide, I would like to recognize Dave Rayburn for his significant contributions to Modine over the past 17 years.  As president and CEO since January 2003, Dave has been particularly instrumental in setting the long term course for Modine’s continued evolution from a regionally based component supplier to a global provider of thermal management solutions.  We thank Dave for his dedication and leadership and wish him and his family all the best.”

“At the same time,” Mr. Neale continued, “we are delighted to announce the appointment of Tom Burke and Brad Richardson in expanded leadership roles.  Their appointments are the result of our long term executive succession planning process.  Tom, a 24-year industry veteran with prior experience at Ford Motor Company and Visteon, joined Modine in 2005.  He has been instrumental in driving our new organizational structure and global operating standards and is the chief architect behind our manufacturing realignment, global product focus and continuous process improvement system.  Brad, who joined Modine in 2003 after 20 years in global financial and operating roles with BP Amoco, has played a pivotal role in developing the company’s strategic financial framework, including Modine’s recently announced four-point profitability plan to reposition the company to deliver on its growth objectives.  As experienced global leaders and exceptional individuals, Tom and Brad are well prepared to address the near-term challenges of the company, while leading Modine to the next level in our strategic corporate development.”

Mr. Neale has served on the Modine Board of Directors since 1977.  Prior to his retirement in January 2007, Mr. Neale served as Chairman of NiSource, Inc. and, previous to that position, served as Chief Executive Officer and President at NiSource.  Mr. Neale serves as a director of Chicago Bridge & Iron Company N.V.

Effective April 1, 2008, Modine director Marsha C. Williams will assume the role of Chairman of the Officer Nomination and Compensation Committee vacated by Mr. Neale.  Ms. Williams currently serves as Senior Vice President, Chief Financial Officer with Orbitz Worldwide, Inc.

About Modine
Modine, with fiscal 2007 revenues from continuing operations of $1.7 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 8,500 people in 15 countries worldwide.  For more information about Modine, visit www.modine.com.

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